Exhibit 99.1
FOR IMMEDIATE RELEASE

For press inquiries:	For investor inquiries:
Katie Brazel, FleishmanHillard	John Mills, ICR
for Alimera Sciences	for Alimera Sciences
404-739-0150	310-954-1105
Katie.Brazel@fleishman.com	John.Mills@ICRINC.com

ALIMERA SCIENCES AND FDA ENTER INTO LABELING DISCUSSIONS FOR ILUVIEN®, AGREE ADVISORY COMMITTEE NO LONGER NECESSARY Alimera Plans to Respond to October Complete Response Letter in First Quarter 2014
ATLANTA, December 18, 2013 – Alimera Sciences, Inc. (NASDAQ: ALIM) (Alimera), a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, today announced that it has entered into labeling discussions with the U.S. Food and Drug Administration (FDA) for ILUVIEN® and, as a result, reached an agreement with the FDA that Alimera’s participation in the January 2014 Dermatologic and Ophthalmic Advisory Committee meeting was no longer necessary. Alimera will focus instead on drafting its response to the Complete Response Letter (CRL) received from the FDA in October 2013 with a goal of submitting the response in the first quarter of 2014.
In its response, Alimera intends to address concerns the FDA raised regarding the facility at which ILUVIEN is manufactured. In addition, Alimera expects to provide a safety update on ILUVIEN, which will include data from ILUVIEN patients and from physician experience with the applicator in the United Kingdom (U.K.) and Germany, where ILUVIEN is currently commercially available. The FDA has indicated that Alimera will not be required to conduct any new clinical trials in connection with the FDA’s review of ILUVIEN prior to approval.
“We are very pleased to have had the opportunity to meet with the FDA to discuss appropriate labeling for ILUVIEN and to determine the next steps required to move ILUVIEN closer to an FDA approval,” said Dan Myers, president and chief executive officer of Alimera. “We are committed to addressing the remaining issues that were raised in the CRL and plan to submit our response in the first quarter of 2014, which will include recent safety data gathered from our patients in Europe.”

In addition to the U.K., where the National Institute for Health and Care Excellence recently published positive final guidance, ILUVIEN is being sold in Germany and is expected to launch in France in 2014. ILUVIEN is also approved in Austria, Portugal and Spain and has been recommended for approval in Italy. In addition, Alimera has filed with the Medicines and Healthcare Products Regulatory Agency in the U.K. as the Reference Member State for 10 additional European Union (EU) country approvals through the Mutual Recognition Procedure.
About ILUVIEN®

ILUVIEN (190 micrograms intravitreal implant in applicator) is a sustained release intravitreal implant indicated in Europe for the treatment of vision impairment associated with chronic DME considered insufficiently responsive to available therapies. Each ILUVIEN implant provides a therapeutic effect of up to 36 months by delivering sustained sub-microgram levels of fluocinolone acetonide. ILUVIEN is injected in the back of the patient's eye to a position that takes advantage of the eye's natural fluid dynamics. The applicator employs a 25-gauge needle, which allows for a self-sealing wound. In the FAME™ Study, the most frequently reported adverse drug reactions included cataract development and increased ocular pressure. ILUVIEN has not been approved for sale in the U.S.

About Alimera Sciences, Inc.

Alimera Sciences, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Alimera’s European operations are conducted from London by its wholly-owned subsidiary, Alimera Sciences Limited.
About the Mutual Recognition Procedure
The Mutual Recognition Procedure is a procedure used by pharmaceutical companies to expand marketing authorization into additional countries in the EU. A company that has been granted a marketing authorization for selling pharmaceuticals in one EU member state can use this procedure to request that same authorization in other member states. The Reference Member State's assessment report forms the basis for requesting the other member states' mutual recognition of the marketing authorization including the Summary of Product Characteristics, package leaflet and labeling text. A member state may disagree with the assessment report on the basis that it feels the product creates a potentially serious risk to public health.
Forward Looking Statements
This press release contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, the regulatory status of, and Alimera’s plans for, ILUVIEN in the United States and the EU. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include failure to adequately address the FDA’s concerns that were raised in its October 2013 Complete Response Letter, as well as other factors discussed in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of Alimera's Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC's website at www.sec.gov. In addition to the risks described above and in Alimera's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Alimera's results. There can be no assurance that the actual results or developments anticipated by Alimera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alimera. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.
All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.
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